LAW OFFICES OF MARK C. FIELDS
A PROFESSIONAL CORPORATION
21515 HAWTHORNE BOULEVARD, SUITE 450
TORRANCE, CALIFORNIA 90503-6531
   (310) 540-2000
FAX (310) 540-6609 • (310) 316-0505

GREENBERG, FIELDS & WHITCOMBE, LLP*
*OF COUNSEL
SENDERS E-MAIL

April 5, 2008

LAW OFFICES OF MARK C. FIELDS

STANDARD TERMS OF ENGAGEMENT FOR LEGAL SERVICES

These Standard Terms and the engagement letter which accompany, together, our agreement ("Agreement") provide the terms on which we will perform legal services for You.  Even though these Standard Terms are not physically included in the engagement letter, they form an important part of our Agreement.  You should review these terms carefully and contact us promptly if You have any questions; and You should retain our engagement letter these Standard Terms together in your file.

1.           The Scope of Our Engagement.  You should have a clear understanding of the scope of the legal services we will provide.  If, at any time, You have any question about the scope of engagement, please raise that question promptly so that we deal with it.  We will at all times act on your behalf to the best of our ability within what we understand that scope to be.

2.           Advice and Legal Opinions.  In the course of our engagement, we will be asked to give advice on numerous matters.  Advice falls into two categories: (i) advice based on the general knowledge of law and experience of the attorney involved; (ii) advice, referred to as a Legal Opinion, expressed in a formal way after conducting as much factual and legal research as we feel necessary to assure that the advice is based on a clear understanding of the facts and reflects the most recent applicable legal authority.  Except for advice in the form of a Legal Opinion, advice will not have the benefit of the special legal and factual research which is employed in connection with giving a Legal Opinion.  Without the benefit of such special research, advice frequently will not reflect legal or factual points which would come out during the research and analysis involved in preparing a Legal Opinion.  When advice is given in Legal Opinion form, our letter shall specifically so state.  Whenever You seek advice on a matter where the results of action to be taken may have a material consequence, You should ask for the advice to be in the form of a Legal Opinion.

3.           Providing Legal Services.  Customarily, each client is served by a principal attorney contact.  The principal attorney should be someone with whom You have confidence and rapport.  You may request a change of principal attorney at any time.  Subject to the supervisory role of the principal attorney, part or all of the services performed for your account may be performed by the Firm's other attorneys and staff. Such delegation of work may be for the purpose of involving attorneys or staff with special expertise in a given area or because the person to whom the work is delegated can provide the required level of expertise at a reduced cost to You.  Our objective is to utilize the least expensive resource available to provide the level of service and expertise required.  You will be given the names of the persons being utilized on your matter(s) at any time, on request.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

4.           Setting Fees.  In determining the amount to be charged for our services in this matter, unless we have entered into a further agreement with you to the contrary, our fees will be based upon the time expended by attorneys and paralegals in our office, calculated at their hourly rates then in effect.

We will keep accurate records of the time we devote to services on your matter(s), including conferences (both in person and over the telephone), negotiations, factual and legal research and analysis, document preparation and revision, travel, and other related matters.

On request, we will estimate the amount of fees and expenses likely to be incurred in connection with a particular matter.  In these cases, the estimate will be based on our professional judgment, but it will be with the understanding that it is not intended to be a maximum or fixed fee quotation unless it is described as such in writing.

For certain well-defined services, for example, a simple formation of a business entity, we may quote a fixed fee.  It is our policy not to accept representation on a fixed fee basis except where services are closely defined and predictable or pursuant to a special arrangement tailored to the needs of a particular matter.  Fixed fee arrangements are not binding unless specifically set forth by us in writing, signed and approved by You.

5.           Out-of-Pocket Costs and Expenses.  We incur, on behalf of our clients, a variety of external and internal expenses in the course of providing legal services.  Typical of external expenses are long distance telephone charges, third party courier and express delivery charges, outside printing and reproduction costs, filing fees, deposition and transcript costs, witness fees, travel expenses, charges made by outside experts and consultants, including accountants, appraisers, and other legal counsel (unless arrangements for direct billing have been made), and computerized legal research expenses.  Typical of internal expense are our charges for photocopying, staff messengers, and necessary overtime.  We incur expenses in the discharge of our engagement as your agent and on your behalf.  External expenses will be billed to You in the amounts of third party invoices.  Internal expenses will be billed to You at our best estimate of our cost.  External and internal expenses will appear as “Expenses Advanced” in our statement for the month in which such costs are entered into our billing system.  In certain cases this could be one or more months after the month in which the expense was incurred.

6.           Payment Terms; Late Payment Charges.  Unless otherwise agreed in writing, statements will be submitted monthly; will be dated the date issued; will be payable on receipt; and will be overdue if payment is not been received within thirty (30) days of its date.  Unless otherwise agreed in writing, it is a term of our Agreement that our statements be paid within such thirty-day period.  Damages realized by us when statements are not paid as agreed are difficult to measure and therefore we agree that a reasonable estimate of such damages is 1% per month on the overdue amount.  Accordingly, overdue amounts will be subject to a late payment charge of 1% per month.  Payments received are applied first to accrued late payment charges and then to any remaining balance outstanding.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

7.           Disputes Over Billing Entries or Computations.  You agree to notify us in writing if You dispute the accuracy or reasonableness of any statement or any entry or computation.  If You fail to object within thirty (30) days after the date of a statement, its entries shall be deemed to be accurate and the amount billed to be fair and reasonable.

8.           Termination of Engagement by Client.  You may terminate representation at any time, with or without cause, by notice to us.  If such termination occurs, your papers and property will be returned to You promptly.  Our own files pertaining to the case will be retained by us.  Your termination of our services will not affect your responsibility for payment for legal services rendered and expenses incurred before termination and in connection with an orderly transition of the matter.

9.           Termination of Engagement by Firm.  The Firm and its attorneys are subject to the California Rules of Professional Conduct which provide the circumstances under which attorneys may unilaterally withdraw from a client engagement.  Except where withdrawal from representation is with your consent, the most important matters which require or permit us to withdraw are where (i) our continued employment will result in a violation of the Rules of Professional Conduct or the State Bar Act, (ii) it is our judgment that the strategy insisted upon by You would involve illegal or unethical conduct, (iii) your conduct makes it unreasonably difficult for us to discharge our professional responsibilities, or (iv) You breach your agreement with us with regard to payment of expenses or fees.  In litigation matters pending before a court or other tribunal, approval of the court or tribunal may also be required.  We try to identify in advance and discuss with our clients any situation which may lead to our withdrawal.  In the event we find it necessary or desirable to withdraw and the Rules of Professional Conduct and the State Bar Act permit us to do so, You agree to execute such documents, including a substitution of attorney in litigation matters, as may be necessary to consent to our doing so.  We reserve the right to withdraw from any engagement where such withdrawal is consistent with the California Rules of Professional Conduct.

10.           Additional Agreements Relating to Arbitration.  Your agreement to arbitrate disputes with the Firm is contained in the engagement letter and supplemented by the additional agreements contained in this Paragraph 10.  In connection with any arbitration of a dispute with the Firm, we agree that the arbitrator shall follow the same rules of substantive law and the same rules as to the application of such law to the facts as a California trial court judge hearing the same matter would be bound to follow and, to the extent permissible under the Rules of Professional Conduct and the State Bar Act where applicable, the following additional agreements shall apply:

•	Discovery. The parties shall be entitled to reasonable and necessary discovery in accordance with the provisions of California Code of Civil Procedure Section 1283.05.

•	Findings and Conclusions. The award shall include findings of fact and conclusions of law showing the legal and factual basis for the arbitrator's decision.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

•
Errors of Law.  The award may be entered by any court of competent jurisdiction but in connection with entry by the court shall be subject to review by such court with respect to errors of law (but not with respect to errors of fact).  In the event such court shall find that there was a material error of law in the arbitration award, the court, in the exercise of its discretion, shall correct the award and enter it or return the matter to the arbitrator for further action consistent with the determinations of the court.

11.           Further Matters.  Should you have any questions, do not hesitate to contact us.  We look forward to working with your and will do our best to justify your confidence.

Very truly yours,
Mark C. Fields, for the firm

LAW OFFICES OF MARK C. FIELDS
A PROFESSIONAL CORPORATION
21515 HAWTHORNE BOULEVARD, SUITE 450
TORRANCE, CALIFORNIA 90503-6531
   (310) 540-2000
FAX (310) 540-6609 • (310) 316-0505

GREENBERG, FIELDS & WHITCOMBE, LLP*
*OF COUNSEL
SENDERS E-MAIL

April 5, 2008

China Tel Group, Inc.
8105 Irvine Center Drive, Suite 820
Irvine, CA  92618

Attn: George Alvarez

Re: Engagement of Law Offices of Mark C. Fields

Dear Mr.  Alvarez:

This will confirm and ratify the prior retention of the Law Offices Of Mark C. Fields, A Professional Corporation (the “Firm”), Of Counsel to Greenberg, Fields & Whitcombe, LLP, on behalf of China Tel Group, Inc., its predecessors, subsidiaries and affiliates (the “Company,” or “You).  We appreciate your decision to engage us for the representation described below and sets forth the terms and conditions which will apply.  This letter includes the attached Standard Terms of Engagement for Legal Services (the “Standard Terms”).  This letter and the Standard Terms are referred to collectively as our “Agreement.”  This Agreement cannot be amended, unless the amendment is set forth in writing and signed on behalf of yourself and the Firm.

LEGAL SERVICES TO BE PROVIDED

This Agreement applies to services in connection with all matters as to which we may represent You.  Mark Fields, Mark Worthge and other attorneys Of Counsel to the Firm and with Greenberg, Fields & Whitcombe, LLP will be the attorneys with principal responsibility for representing You in such engagements as may arise, from time to time.

OUR RESPECTIVE RESPONSIBILITIES

We will perform the legal services called for under this Agreement, respond promptly to your inquiries and communications, and keep You informed of the status of your matters.  It will be your responsibility to keep us apprised of facts pertinent to our representation, review and comment to us concerning documents we prepare, and pay our statements on the agreed terms.  We understand that although matters may be assigned to us by various officers of the Company, our principal contact will be Mr. Kenneth L. Waggoner, Vice President and General Counsel of the Company.

FEES, EXPENSES AND BILLING

Fees for our services will be based on time expended by our attorneys and paralegals on your behalf at their hourly rates then in effect.  Our current rates are set forth in the enclosed schedule.  Our hourly rates may be increased periodically, but only if they are increased for substantially all matters similar to our undertaking on your behalf.  When increased, unless otherwise agreed in writing, the changes will be effective for all matters from and after the effective date of the increase.  As a general rule, increases take effect only annually on January 1.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

Expenses will be incurred for goods and services provided in aid of our representation of You.  Examples include long distance phone charges, fax charges, postage and overnight delivery fees, messenger and service fees, court reporters' charges and filing fees for which You will be billed in accordance with our standard practices.  At our choice, we may ask You to pay larger expenses directly.  We will send monthly statements indicating attorney's fees and expenses and their basis, any amounts applied from deposits, and any current balance owed.  If fees or expenses incurred are minimal, the statement may be held and combined with the next statement.  Any balance which is not paid within 30 days of the statement date will be subject to a late payment charge as provided in the Standard Terms.

DISPUTES

In the unlikely event that we have a dispute as to fees, the quality of our services, the accuracy of our advice, or any other matter arising out of our representation which we cannot resolve voluntarily,  it shall be resolved exclusively by binding arbitration rather than litigation in the court system.  We both further agree that: (i) any dispute relating solely to amounts owing under our statements shall be resolved exclusively by binding arbitration.  At your option, such arbitration may be before (a) the Los Angeles County Bar Association or the State Bar of California pursuant to California Business and Professions Code Section 6200, et seq. (as their rules may provide) or (b) the American Arbitration Association in Los Angeles, California pursuant to its Commercial Arbitration Rules in effect at the time of arbitration;  (ii) any dispute other than one relating solely to amounts owing under our statements shall be resolved exclusively by binding arbitration before the American Arbitration Association in Los Angeles, California, pursuant to its Commercial Arbitration Rules in effect at the time of arbitration; and  (iii) Arbitration of disputes shall be subject to the additional agreements relating to arbitration which are contained in Paragraph 10 of the Standard Terms.

CONCLUSION

If You agree that this letter and the Standard Terms accurately reflect the terms of our Agreement, please sign, insert the client taxpayer I.D. or social security number, as applicable, below your signature, and return this executed letter by fax, e-mail, or overnight mail; if You do not agree or have any questions, please let us know promptly.  .  If we do not hear from You promptly to the contrary and You continue to use our services, this letter and the Statement of Terms will be our Agreement and will be binding upon both of us.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

We appreciate the opportunity to be of service and look forward to working with You.

Very truly yours,
Mark C. Fields, for the firm
cc: Kenneth L. Waggoner, Esq.
The foregoing is agreed to.	China Tel Group, Inc.

Dated
By: George Alvarez

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

SCHEDULE OF BILLING RATES

Richard C. Greenberg	$425.00
Mark C. Fields	$425.00
Derrick K. Takeuchi	$425.00
John D. Whitcombe	$425.00
Michael J. Gibson	$375.00
Mark K. Worthge	$375.00
Samantha F. Lamberg	$375.00
Leonard Grayver	$325.00
Michael J. Weinberger	$300.00